MACKENZIE REALTY CAPITAL, INC.
ARTICLES OF AMENDMENT

MacKenzie Realty Capital, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to decrease, immediately upon the Effective Time (as defined below), the par value of the shares of common stock of the Corporation that are issued and outstanding as of the Effective Time from $0.001 per share to $0.0001 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law.  The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The Amendment does not increase the authorized stock of the Corporation.

FOURTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:01 p.m., Eastern Time, on August 4, 2025.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 1st day of August, 2025.

ATTEST: MACKENZIE REALTY CAPITAL, INC.

__________________________ By: _________________________
Chip Patterson, Secretary Robert Dixon, President